ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-156695
Dated October 27, 2009
About E ·TRACS E ·TRACS products Contact us
DBS E-TRACS Convenient access to markets and strategies Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the total return of a specific market index, less investor fees, and provide investors with exposure to the total returns Of various market indices, including indices linked 10 stocks, bonds, commodities and currencies. USB Exchange Traded Access Securities (USS E-TRAC8) belong to an innovative class of investment products offering easy access to markets and strategies that may not be readily available 10 individual investors. After their initial offering, U8 B E-TRACS ETNs can be bought and sold through a broker or financial advisor on a US securities exchange. ETNs are not equities or index funds, but they do share several characteristics with those products. To receive product information and updates, please register via our Contact us page. Important legal and regulatory information Introducing a new low-cost commodity linked Exchange Traded Note.

Commodities DJ- UBS Commodity TR CMCI TR CMCI Agriculture TR CMC Industrial Metals TR CMCI Energy TR CMCI Food TR CMCI Livestock TR CMCI Gold TR CMCI Silver TR CMCI Long Platinum TR CMCI Short Platinum ER UBSE-TRACS products Product Name            Ticker Symbol            Fee (bps) Exchange            Maturity Date DJ-UBS Commodity Index TW DJCI 50bps            NYSE Arc            October 31 , 2039 -+ CMCI TR’ UCI 65bps            NYSE Area            April OS, 2038 -+ CMCI Agriculture TR            UAG 65bps            NYSE Area            April OS, 2038 -+ CMCI Industrial Metals TR            UBM 65bps            NYSE Area            April OS, 2038 -+ CMCI Energy TR            UBN 65bps            NYSE Area            April OS, 2038 -+ CMCI Food TR            FUD 65bps            NYSE Area            April 05, 2038 -+ CMCI Livestock TR            UBC 65bps            NYSE Area            April OS, 2038 -+ CMCI Gold TR            UBG 30bps            NYSE Area            April OS, 2038 -+ CMCI Silver TR            USV 40bps            NYSE Area            April OS, 2038 -+ CMCI Long Platinum TR            PTM 65bps            NYSE Area            May1 4, 2018 -+ CMCI Short Platinum ER ~~ PTD 65bps            NYSE Area            May 14, 2018 ~ TR = Total Return ~~ ER = Excess Return For further Dow Jones-UB8 Commodity Index (8M) information, please go to www.djindexes.com. For further UB8 CMCI information, please go to www.ubs.com/cmci. Important legal and regulatory information :
Disclaimer About cookies Privacy policy Business continuity An investment in the E · TRACS involves risks:, including the potential loss of all or a portion of your principal investment. For a detailed description o1the main risks, see “Risk Factors” in the applicable prospectus supplement and the accompanying prospectus. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for each offering of UBS E-TRACS) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at lIWWlI.sec.gov. Alternatively, you can request the prospectus and any applicable prospectus supplement by calling toll-free (1-800-722-7370). Products and services in this web site may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC . For information as to which entity provides the services in each jurisdiction, click here. @UBS2009. The key symbol and UBS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

Commodities DJ-UBS Commodity TR CMCI TR CMCI Agriculture TR CMCI Industrial Metals TR CMCI Energy TR CMCI Food TR CMCI Livestock TR CMCI Gold TR CMCI Silver TR CMCI Long Platinum TR CMCI Short Platinum ER Commodities UBS E-TRACS DJ-UBS Commodity Index Total Return
The UBS E-TRACS DJ-UBS Commodity Index Total Return is designed to track the performance of the DJ-UBS Commodity Index Total ReturnSM less investor fees. The DJ-UBS Commodity Index Total ReturnSM is designed to provide diversified commodity exposure with weightings based on each underlying commodity’s liquidity and economic significance. The DJ-UBS Commodity Index Total ReturnSM measures the collateralized returns from a basket of 19 commodity futures contracts representing the energy, precious metals, industrial metals, grains, softs and livestock sectors. In addition, the index is rebalanced once a year to ensure that no commodity sector may constitute more than 33% of the index as of the date of such rebalancing. Product profile Target Weights -+ Markel data -+ Sector weightings -t Returns Index comparisons Product Profile Product Name UBS E-TRACS DJ-UBS Commodity Index Total Return Underlying Product DJ-UBS Commodity Index Total Return SM Issuer UBSAG Ticker Symbol DJCI CUSIP 902641 679 Primary Exchange NYSE Area Initial Trade Date October 28, 2009 Initial Settlement Date October 30, 2009 Maturity Date October 31 , 2039 Yearly Fee (%) 0.50% per annum accrued on a daily basis Closing Price — Volume Net Change — 20 Day Volume Average % Change — Shares Outstanding High (52 week) — Market Cap Low (52 week) — Daily Indicative Value Updated on: October 26, 2009

Returns Total Return Annualized Return DJ-UBS Total Return 93.29% 6.08% CMCI Total Return’ 286.47% 12.87% S&P GSCI® Total Return 74.45% 5.11% Rogers Total Return 185.63% 9.85% Pro forma and historical results for the period from July 31, 1998 through September 28, 2009 * The data for the CMCI Total Return for the periods prior to its inception in January 2007 is pro forma and is derived by using the index’s calculation methodology with historical prices. Source: UBS Investment Bank, publicly available data. Historical information presented is as of September 28, 2009 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. Top DJ-UBS Commodity Index TR — Target Weights Coffee 3.0% Natural Gas 11.9% Crude Oil 13.8% Gasoline 3.7% Heating Oil 3.6% Live Cattle 4.3% Lean Hogs 2.4% Wheat 4.8% Corn 5.7% Soybeans 7.6% Soybean Oil 2.9% Aluminum 7.0% Copper 7.3% Zinc 3.1% Nickel 2.9% Gold 7.9% Silver 2.9% Sugar 3.0% Cotton 2.3% * Actual weightings will vary over the year due to market price fluctuations. Above data taken in January 2009 Source : Dow Jones

Sector weightings Source : U8S Investment Bank, as 01 January 2009 Top Index comparisons The graph above illustrates the performance of the index from July 31 , 1998 through September 28. 2009 in comparison with three other commodity indices: the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return, the SSP Goldman Sachs Commodity Index CGSCI®l Total Return, and the Rogers International Commodity Index® Total Return. The data for the CMCI Total Return for the periods prior to its inception in January 2007 is pro forma and is derived by using the index’s calculation methodology with historical prices.

Important legal and regulatory information:
Disclaimer About cookies Privacy policy Business continuity

An investment in the E-TRACS involves risks, including the potential loss of all or a portion of your principal investment. For a detailed description of the main risks, see "Risk Factors" in the applicable prospectus supplement and the accompanying prospectus.

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for each offering of UBS E-TRACS) with the Securities and Exchange Commission (the "SEC") for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and any applicable prospectus supplement by calling toll-free (1-800-722-7370).

Products and services in this web site may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC.

For information as to which entity provides the services in each jurisdiction, click here.

© UBS 2009. The key symbol and UBS are among the registered and unregistered trademarks of UBS. "UBS Bloomberg Constant Maturity Commodity Index" and "CMCI" are services marks of UBS and/or Bloomberg. "Dow Jones", "DJ-UBS Commodity Index" and "DJ-UBSCI" are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

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